Exhibit (xx) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                   EXHIBIT B
                                     to the
                          Investment Advisory Contract

                       FEDERATED KAUFMANN LARGE CAP FUND

      For all services rendered by Adviser hereunder, the above-named Fund of the Federated Equity Funds shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.425% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.425% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 17th day of September, 2007.

                                     FEDERATED EQUITY FUNDS

                                     By:  /s/ J. Christopher Donahue
                                     Name: J. Christopher Donahue
                                     Title:  President

                                     FEDERATED EQUITY MANAGEMENT
                                     COMPANY OF PENNSYLVANIA

                                     By:  /s/ John B. Fisher
                                     Name:  John B. Fisher
                                     Title:  President and CEO